Exhibit 99.1

Peregrine	News Release

Peregrine Systems® Announces Internal Accounting Investigation; CEO and CFO Resign

Investor Relations
Contact:

Kate Patterson
Peregrine Systems, Inc.
(858) 794-7561
kate.patterson@peregrine.com

 Media Relations
Contact:

MeeLin Nakata
Peregrine Systems, Inc.
(858) 720-5609
meelin.nakata@peregrine.com	SAN DIEGO, May 6, 2002—Peregrine Systems, Inc. (NASDAQ: PRGN) announced today that the board of directors has authorized the audit committee of the board to conduct an internal investigation into potential accounting inaccuracies brought to the attention of the audit committee by KPMG, the company's independent auditors. KPMG was engaged by Peregrine in April to replace Arthur Andersen LLP for the audit of the company's recently completed fiscal year.

The scope and magnitude of these matters have not been determined. Based on the preliminary information reviewed to date, certain transactions involving revenue recognition irregularities, totaling as much as $100 million, have been called into question and may have been recorded during periods in fiscal 2001 and 2002. These transactions were recorded initially as revenue from the company's indirect channels and may have been written off in later quarters. These channel transactions and other accounting matters to be investigated may impact financial results for periods in fiscal 2002 and prior. Peregrine has informed the staff of the SEC of its audit committee's internal investigation and will keep the SEC informed of its progress.

Additionally, the board announced the resignations of Steve Gardner, chairman of the board and chief executive officer, and Matt Gless, chief financial officer, executive vice president of finance and also a director on the board.

In connection with these resignations, the board of directors has appointed Rick Nelson as acting chief executive officer and a director of the board from his position as Peregrine's executive vice president. Peregrine also named Fred Gerson as acting chief financial officer, and Charles La Bella as executive vice president and senior counsel. Mr. Gerson currently serves as the chief financial officer of the San Diego Padres and has held the chief financial officer position with a number of public and private technology companies, including Marimba, Maxis, and Peter Norton Computing. Mr. La Bella was formerly the U.S. Attorney for the Southern District of California and most recently a partner in the San Diego office of McKenna & Cuneo.

800.632.6347 www.peregrine.com Peregrine World Headquarters 3611 Valley Centre Drive San Diego, CA 92130	In addition, Peregrine's board has named John Moores as its new chairman. Mr. Moores has been a member of Peregrine's board since 1989 and previously served as chairman from March 1990 through July 2000. The board also authorized the appointment of an executive committee, consisting of directors Rod Dammeyer, John Moores, and Charles Noell, to oversee and assist in this management transition.

Peregrine will host a conference call on May 6, 2002 at 8:30 a.m. EDT, 5:30 a.m. PDT. Participants should call (888) 343-1303 within the United States or (212) 271-4781 from international locations. Attendees should dial in at least 15 minutes prior to the conference call. Beginning approximately one hour after the end of the call and continuing through Wednesday, May 8, 2002, a playback will be available by calling (800) 633-8284 within the United States or 858-812-6440 internationally. Callers to the playback should use reservation number 20586670.

About Peregrine

Founded in 1981, Peregrine provides Infrastructure Management solutions, which enable companies to achieve a state of frictionless business. Its solutions reduce costs, improve profitability and release capital, generating a lasting and measurable impact on the productivity of assets and people. Peregrine's software manages the entire lifecycle of an organization's assets, from IT equipment and fleets of vehicles to telecom and facility assets. In addition, its Employee Self Service solutions empower employees with anytime/anywhere access to these enterprise resources, services and knowledge—resulting in improved productivity and asset utilization. Peregrine also provides integration and adapter technology to allow its Infrastructure Management solutions to interoperate with other enterprise applications both inside organizations and between organizations.

Headquartered in San Diego, California, Peregrine's customers include 92 percent of the Fortune 500 companies. For more information, visit Peregrine's Web site at www.peregrine.com.

Safe Harbor Statement

This press release contains forward-looking statements about Peregrine Systems' anticipated financial results for its fiscal fourth quarter and fiscal year ended 2002 and for previously reported financial results for prior periods. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially. The company may determine that further accounting adjustments should be made for the transactions currently being evaluated. The company may review additional transactions that occurred during the recently completed and prior fiscal years and may determine that further accounting adjustments should be made. In addition to the investigation which is being conducted by the audit committee of the board of directors, the company's auditors will continue to conduct the annual audit, during which it may be determined that further accounting adjustments should be made. These adjustments may require a restatement of previously reported quarterly results for fiscal 2002 and of annual and quarterly results for prior fiscal periods. Factors that could cause results to differ also include discussions with, or actions required by, the Securities and Exchange Commission. The time required to complete the audit committee's investigation and to permit the company's auditors to complete their audit will depend on the scope and magnitude of the accounting inaccuracies that are discovered, and it is not known at this time whether the company will be able to comply with the ordinary filing deadline for its annual report on Form 10-K. Uncertainty concerning the company's business and financial results could impair its relationships with customers, which could adversely affect its revenues in future periods. More information on risks and uncertainties related to the company and its business may be found in the company's quarterly and annual reports filed with the Securities and Exchange Commission.

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